Exhibit 10(u)

RESTRICTED STOCK UNIT AGREEMENT

THIS AGREEMENT, made as of the ___________ by and between Brown Shoe Company, Inc., a New York corporation (hereinafter referred to as the “Company”), and _____________ hereinafter referred to as the “Director”);

WITNESSETH THAT:

WHEREAS, the Company desires to grant to the Director a restricted stock unit award of ______ Restricted Stock Units (“RSUs”) under the terms hereinafter set forth:

NOW, THEREFORE, in consideration of the premises, and of the mutual agreements hereinafter set forth, it is covenanted and agreed as follows:

1. Terms of Award. Pursuant to action of the Board of Directors of the Company taken, upon the recommendation of the Governance and Nominating Committee, Company awards _______ RSUs (“Award”) to the Director on _____________ (“Date of Award”). Each RSU entitles the Director to receive in cash the fair market value of one (1) share of the common stock of the Company (“Common Stock”) with the vesting of such Award contingent upon the Director’s continued service as a director of the Company for a period of one year after the Date of Award. For purposes of this Agreement, “fair market value” as of a given date means the mean between the high and low selling prices on the New York Stock Exchange of Common Stock on such given date. In the absence of actual sales on a given date, “fair market value” means the mean between the high and low selling prices on the New York Stock Exchange of Common Stock on the last day preceding such given date on which a sale of the Common Stock occurred. The Units will be settled in cash as of either the date the Director’s service as a director terminates or, if properly elected in accordance with Section 4 of this Agreement, a date certain selected by the Director (“Settlement Date”). Payment shall be made as soon as administratively practicable after the Settlement Date.

2. Ownership Rights. Director has no voting or other ownership rights in the Company arising from the grant of the RSUs under this Agreement.

3. Dividend Equivalent. Director shall be credited with additional RSUs equivalent to the dividends (“Dividend Equivalent”) the Director would have received if the Director had been the owner of a number of shares of Common Stock equal to the number of RSUs credited to the Director on such dividend payment date. Any such Dividend Equivalent shall be converted into additional RSUs based on the fair market value of Common Stock on the dividend payment date. The Director shall continue to be credited with Dividend Equivalents until the earlier of the Settlement Date or the Director’s date of death.

4. Timing of Settlement; Election. In lieu of settling the RSUs in cash as of the date of the Director’s termination as a director, the Director may elect to have the RSUs settled in cash as of a certain date (no earlier than two years following the Date of Award) by executing and returning the appropriate election form to the Company, which election form must be delivered to the Company prior to the end of the calendar year preceding the Date of Award. Any election or non-election shall be irrevocable after the election. In no event, however, will RSUs be settled as of a date after the Director’s termination of service as a director.

5. Vesting; Death, Disability or Change In Control. Except as provided in the next sentence, if a Director terminates service as a director with the Company prior to __________the RSUs shall be forfeited, and no payment shall be made to the Director in respect of the RSUs. Notwithstanding the foregoing, in the event of a change in control (as defined in the Brown Shoe Company, Inc. Incentive and Stock Compensation Plan of 2002) or the disability (as defined in the Brown Shoe Company, Inc. Incentive and Stock Compensation Plan of 2002) or death of the Director while serving as a director with the Company, all unvested RSUs shall immediately vest. In the event of the death of the Director, the Company shall pay to the Director’s designated beneficiary (or, if no designated beneficiary is living on the date of the Director’s death, the Director’s estate) as soon as administratively feasible an amount equal to the fair market value of the RSUs on the date of Director’s death.

6. Transferability. RSUs may not be sold, transferred, pledged or assigned. Any purported sale, transfer, pledge or assignment of a RSU shall be void.

7. Adjustment in Award. In the event of any change in the Common Stock by reason of exchanges of shares, stock splits, recapitalizations, mergers, consolidations, reorganization or combination (or stock dividends to the extent that the equivalents have not otherwise been made pursuant to Section 3), the Award shall be appropriately adjusted by the Board of Directors of the Company, as may be determined to be appropriate and equitable by the Board, in its sole discretion, to prevent dilution or enlargement of rights.

8. Board Administration; Amendment. This award has been made pursuant to a determination made by the Board of Directors of the Company, and such Board, subject to the express terms of this Agreement, shall have plenary authority to interpret any provision of this Agreement and to make any determinations necessary or advisable for the administration of this Agreement consistent with the terms hereof. This Agreement may be amended, in whole or in part, at any time by the Board of Directors; provided, however, that no amendment to this Agreement may adversely affect the Director’s rights under this Agreement without the Director’s written consent.

9. Applicable Law. The validity, construction, and effect of this Agreement and any rules and regulations relating to the Agreement shall be determined in accordance with the laws of the State of Missouri, without giving effect to the choice of law principles thereof.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf and the Director has signed this Agreement to evidence the Director’s acceptance of the terms hereof, all as of the date first above written.

BROWN SHOE COMPANY, INC.

By:

____________________________
Director